Exhibit 10.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

SYNNEX CORPORATION

AND

CONCENTRIX CORPORATION

DATED AS OF NOVEMBER 30, 2020

6.2.	Ownership of Information	45
6.3.	Compensation for Providing Information	46
6.4.	Record Retention	46
6.5.	Limitations of Liability	46
6.6.	Other Agreements Providing for Exchange of Information	46
6.7.	Production of Witnesses; Records; Cooperation	47
6.8.	Privileged Matters	47
6.9.	Confidentiality	50
6.10.	Protective Arrangements	51
ARTICLE VII. DISPUTE RESOLUTION		52
7.1.	Good-Faith Negotiation	52
7.2.	Non-Binding Mediation	52
7.3.	Arbitration	53
7.4.	Litigation and Unilateral Commencement of Arbitration	54
7.5.	Conduct During Dispute Resolution Process	54
ARTICLE VIII. FURTHER ASSURANCES AND ADDITIONAL COVENANTS		54
8.1.	Further Assurances	54
ARTICLE IX. TERMINATION		55
9.1.	Termination	55
9.2.	Effect of Termination	55
ARTICLE X. MISCELLANEOUS		55
10.1.	Counterparts; Entire Agreement; Corporate Power	55
10.2.	Governing Law	56
10.3.	Assignability	56
10.4.	Third-Party Beneficiaries	57
10.5.	Notices	57
10.6.	Severability	58
10.7.	Force Majeure	58
10.8.	No Set-Off	58
10.9.	Publicity	58
10.10.	Expenses	58
10.11.	Headings	59
10.12.	Survival of Covenants	59
10.13.	Waivers of Default	59
10.14.	Specific Performance	59
10.15.	Amendments	59
10.16.	Interpretation	59
10.17.	Limitations of Liability	60
10.18.	Performance	60
10.19.	Mutual Drafting	60

SCHEDULES

Schedule 1.1	Commercial Agreements
Schedule 1.13(c)	Concentrix Registered IP
Schedule 1.15	Concentrix Patents
Schedule 1.17(a)	Concentrix Real Property (Owned)
Schedule 1.18(b)	Concentrix Real Property Leases
Schedule 1.22	Transferred Entities
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.7(b)(ii)	Intercompany Agreements
Schedule 2.8(a)	Shared Contracts
Schedule 4.2(d)	Certain Ancillary Agreements
Schedule 4.3(f) Schedule 10.10	Specified SYNNEX Information Expenses

EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of Concentrix Corporation
Exhibit B	Amended and Restated Bylaws of Concentrix Corporation

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of November 30, 2020 (this “Agreement”), is by and between SYNNEX Corporation., a Delaware corporation (“SYNNEX”), and Concentrix Corporation, a Delaware corporation (“Concentrix”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of SYNNEX (the “SYNNEX Board”) has determined that it is in the best interests of SYNNEX and its stockholders to make Concentrix an independent publicly traded company operating the Concentrix Business;

WHEREAS, in furtherance of the foregoing, the SYNNEX Board has determined that it is appropriate and desirable to separate the Concentrix Business from the SYNNEX Business (the “Separation”) and, following the Separation, to make a distribution, on a pro rata basis, to the holders of SYNNEX Shares on the Record Date of all of the outstanding Concentrix Shares owned by SYNNEX (the “Distribution”);

WHEREAS, the Distribution will be preceded by the Plan of Reorganization (as defined herein), which shall include (a) the transfer by SYNNEX of the Concentrix Assets and the Concentrix Liabilities to Concentrix in exchange for the Concentrix Shares and cash (the “Contribution”), (b) Concentrix’ entry into certain Concentrix financing arrangements and (c) the settlement of intercompany debt;

WHEREAS, for United States federal income tax purposes, it is intended that (i) the Contribution and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section  368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Distribution will qualify as a tax-free transaction under Section 355 of the Code, and SYNNEX expects to receive a tax opinion from Ernst & Young LLP to such effect (the “Tax Opinion”);

WHEREAS, this Agreement, together with the Ancillary Agreements (as defined herein) and the other documents implementing the Contribution and the Distribution, is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, Concentrix and SYNNEX have prepared, and Concentrix has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth certain disclosures concerning Concentrix, the Separation and the Distribution; and

WHEREAS, each of SYNNEX and Concentrix has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of SYNNEX, Concentrix and the members of their respective Groups following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, counterclaim, dispute, suit, countersuit, arbitration, hearing, inquiry, subpoena, proceeding, examination or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial, appellate or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Concentrix Group shall be deemed to be an Affiliate of any member of the SYNNEX Group and (b) no member of the SYNNEX Group shall be deemed to be an Affiliate of any member of the Concentrix Group. For the avoidance of doubt, a Person that owns less than 30% of the outstanding voting securities of another Person shall not be deemed to control such other Person, absent a contractual or other arrangement that enables such owner to appoint a majority of the board of the directors or otherwise cause the direction of management of such other Person.

“Agent” shall mean the trust company or bank duly appointed by SYNNEX to act as distribution agent, transfer agent and registrar for the Concentrix Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreement” shall mean any agreement (other than this Agreement) entered into by the Parties or any members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including the Tax Matters Agreement, the Employee Matters Agreement and the Transfer Documents; provided, that no Commercial Agreement shall be an Ancillary Agreement.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.3(a).

“Arbitration Rules” shall have the meaning set forth in Section 7.3(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Cash Amounts” shall have the meaning set forth in Section 2.12.

“Claiming Party” shall have the meaning set forth in Section 5.1(d).

“Code” shall have the meaning set forth in the Preamble.

“Commercial Agreements” shall mean the agreements entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) set forth on Schedule 1.1.

“Concentrix” shall have the meaning set forth in the Preamble.

“Concentrix Accounts” shall have the meaning set forth in Section 2.8(a).

“Concentrix Assets” shall have the meaning set forth in Section 2.2(a).

“Concentrix Balance Sheet” shall mean the unaudited pro forma combined balance sheet of the Concentrix Business, including any notes and subledgers thereto, as of August 31, 2020, as presented in the Information Statement made available to the Record Holders.

“Concentrix Business” shall mean (a) the business, operations, products, platforms, services and activities of the Concentrix segment of SYNNEX (a portfolio of technology-enabled strategic solutions and end-to-end business services focused on customer engagement, process optimization, technology innovation, front and back-office automation and business transformation to clients) conducted at any time prior to the Effective Time by either Party or any of their current or former Subsidiaries and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) as then conducted.

“Concentrix Bylaws” shall mean the Amended and Restated Bylaws of Concentrix, substantially in the form of Exhibit B.

“Concentrix Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of Concentrix, substantially in the form of Exhibit A.

“Concentrix Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided, that Concentrix Contracts shall not include any contract or agreement that is contemplated to be retained by SYNNEX or any member of the SYNNEX Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement:

(a) (i) any services contract, client contract, vendor agreement or other agreement entered into prior to the Effective Time exclusively related to the Concentrix Business and (ii) with respect to any services contract, client contract, vendor agreement or other agreement entered into prior to the Effective Time that relates to the Concentrix Business but is not exclusively related to the Concentrix Business, that portion of any such customer, distribution, supply or vendor contract or agreement that relates to the Concentrix Business;

(b) any license agreement or other agreement conferring Intellectual Property Rights entered into prior to the Effective Time primarily related to the Concentrix Business;

(c) (i) any contract or agreement with a Third Party pursuant to which such Third Party provides colocation or disaster recovery services entered into prior to the Effective Time primarily related to the Concentrix Information Technology;

(d) any customer or user contract or agreement primarily used or held primarily for use in the Concentrix Business as of the Effective Time;

(e) any joint venture or partnership contract or agreement that relates primarily to the Concentrix Business as of the Effective Time;

(f) any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other Concentrix Contract, any Concentrix Liability or the Concentrix Business;

(g) (i) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreement with any current or former Concentrix Group employee or current or former consultant of the Concentrix Group entered into prior to the Effective Time and (ii) any proprietary information and inventions agreement or similar Intellectual Property Rights assignment or license agreement with any current or former Concentrix Group employee, SYNNEX Group employee, consultant of the Concentrix Group or consultant of the SYNNEX Group, in each case entered into prior to the Effective Time, to the extent such agreement relates to the Concentrix Business;

(h) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Concentrix or any member of the Concentrix Group; and

(i) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related exclusively to the Concentrix Business or entered into by or on behalf of any division, business unit or member of the Concentrix Group.

“Concentrix Designees” shall mean the entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) that will be members of the Concentrix Group as of immediately prior to the Effective Time designated by Concentrix to accept Concentrix Assets and assume Concentrix Liabilities.

“Concentrix Group” shall mean (a) prior to the Effective Time, Concentrix and each Person that is a Subsidiary of Concentrix as of immediately after the Effective Time, even if, prior to the Effective Time, such Person is not a Subsidiary of Concentrix; and (b) on and after the Effective Time, Concentrix and each Person that is a Subsidiary of Concentrix.

“Concentrix Indemnified Parties” shall have the meaning set forth in Section 4.3.

“Concentrix Information Technology” shall mean: (a) all Software and all Information Technology owned or licensed by either Party or any member of its Group primarily used or primarily held for use in the Concentrix Business as of the Effective Time; and (b) all Intellectual Property Rights of either Party or any member of its Group in any of the foregoing.

“Concentrix Intellectual Property” shall mean: (a) the Concentrix Patents; (b) the other Registered IP set forth on Schedule 1.13(c); (c) all Other IP owned by, licensed by or to, or sublicensed by or to either Party or any member of its Group as of the Effective Time primarily used or primarily held for use in the Concentrix Business; and (d) all Intellectual Property Rights of either Party or any member of its Group in any of the foregoing.

“Concentrix Liabilities” shall have the meaning set forth in Section 2.3(a).

“Concentrix Patents” shall mean: (a) the issued patents set forth on Schedule 1.15; (b) any patent issuing on any patent application set forth on Schedule 1.15; (c) any patent claims issuing on any patent application that claims priority from, and that cover exclusively subject matter that is entitled to priority to, any patent or patent application set forth on Schedule 1.15 (including, but not limited to, any divisional, continuation, continuation-in-part, reissue, reexamination, or extension) with a priority date that is on or before the Distribution Date; and (d) any foreign counterpart of any of the foregoing patents and patent applications with a priority date that is on or before the Distribution Date.

“Concentrix Permits” shall mean all Permits owned or licensed by either Party or member of its Group primarily used or primarily held for use in the Concentrix Business as of the Effective Time.

“Concentrix Real Property” shall mean (a) all of the Real Property owned by either Party or member of its Group as of the Effective Time listed or described on Schedule 1.17(a), and (b) all the Real Property Leases to which either Party or member of its Group is party as of the Effective Time set forth on Schedule 1.18(b).

“Concentrix Shares” shall mean the shares of common stock, par value $0.0001 per share, of Concentrix.

“Contribution” shall have the meaning set forth in the Recitals.

“Delayed SYNNEX Asset” shall have the meaning set forth in Section 2.4(h).

“Delayed SYNNEX Liability” shall have the meaning set forth in Section 2.4(h).

“Delayed Concentrix Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed Concentrix Liability” shall have the meaning set forth in Section 2.4(c).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the SYNNEX Board in its sole and absolute discretion.

“Distribution Ratio” shall mean a number equal to one.

“Effective Time” shall mean 11:59:59 p.m., California time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between SYNNEX and Concentrix or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“First Post-Distribution Report” shall have the meaning as set forth in Section 10.9.

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by Concentrix with the SEC to effect the registration of Concentrix Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, local, domestic, foreign, supranational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof, including the NYSE and any similar self-regulatory body under applicable securities Laws.

“Group” shall mean either the Concentrix Group or the SYNNEX Group, as the context requires.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnified Party” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names and records, supplier names and records, customer and supplier lists, customer and vendor data or correspondence, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, product data and literature, promotional and advertising materials, technical data, operating manuals, instructional documents, quality records and regulatory and compliance records; provided, that “Information” shall not include Registered IP.

“Information Statement” shall mean the information statement to be made available to the holders of SYNNEX Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Information Technology” shall mean all technology, hardware, computers, servers, workstations, routers, hubs, switches, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure and other information technology equipment, in each case, other than Software.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Insurance Administration” shall mean, with respect to each insurance policy maintained by SYNNEX or any member of the SYNNEX Group, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each such policy; discussions or negotiations with insurers and the control of any Actions relating to any such policy; the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any such policy to be exceeded; and the distribution of Insurance Proceeds as contemplated by this Agreement.

“Insurance Proceeds” shall mean those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any costs or expenses incurred in the collection thereof to the extent such adjustment is demonstrably related to such proceeds and net of any applicable premium adjustments, including reserves and retrospectively rated premium adjustments (it being understood that Insurance Proceeds shall include amounts received under a captive insurance arrangement).

“Intellectual Property Rights” shall mean the rights associated with any of the following whether arising under the Laws of the United States or of any foreign or multinational jurisdiction:  (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions; (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) Internet domain names, accounts with Facebook, LinkedIn, Twitter and similar social media platforms, registrations and related rights; (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions; (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software; and (f) arising from or in respect of any Technology.

“Law” shall mean any national, supranational, international, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“LHO” shall have the meaning as set forth in Section 4.5(f).

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment undertaking or terms of employment, whether imposed or sought to be imposed by a Governmental Authority, another third Person, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, in each case including all costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof and any equitable relief that is imposed in connection therewith.

“Linked” shall have the meaning set forth in Section 2.8(a).

“Losses” shall mean actual losses, costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Mediation Request” shall have the meaning set forth in Section 7.2.

“Mediation Rules” shall have the meaning set forth in Section 7.2.

“Non-Claiming Party” shall have the meaning set forth in Section 5.1(d).

“NYSE” shall mean the New York Stock Exchange.

“Other IP” shall mean all Technology, other than Registered IP, that is owned by either Party or any member of its Group as of the Effective Time.

“Parties” shall mean the parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” shall have the meaning set forth in Section 2.1(a).

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including, without limitation, any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Record Date” shall mean the close of business on the date to be determined by the SYNNEX Board as the record date for determining holders of SYNNEX Shares entitled to receive Concentrix Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of SYNNEX Shares as of the Record Date.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, issued or granted under the authority of, with or by, any Governmental Authority, including all patents, invention registrations, registered copyrights, registered trademarks, registered service marks, registered trade secrets, registered Internet domain names, and all applications for any of the foregoing.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contingent Liabilities” shall mean (i) any Liabilities relating to, arising out of or resulting from a general corporate matter of SYNNEX occurring or existing at or prior to the Effective Time, including any such Liabilities (including any Liabilities relating to, arising out of or resulting from stockholder litigation or controversies arising out of or relating to actions or omissions occurring prior to the Effective Time, to the extent unresolved prior to the Effective Time and any amount paid or payable after the Effective Time by either Party or any member of its Group in respect of such Liabilities, and any Liabilities under federal and state securities laws) relating to, arising out of or resulting from claims made by or on behalf of holders of any of SYNNEX’s securities (including debt securities), in their capacities as such, in respect of such general corporate matter; and

(ii) any Liabilities relating to, arising out of or resulting from any (a) claims for indemnification by any current or former directors, officers or employees of SYNNEX or any of its current or former Subsidiaries (including any member of the Concentrix Group), in their capacities as such, or (b) claims for breach of fiduciary duties brought against current or former directors, officers or employees of SYNNEX or any of its current or former Subsidiaries (including any member of the Concentrix Group), in their capacities as such, in each case, relating to any acts, omissions or events at or prior to the Effective Time; provided, however that Shared Contingent Liabilities shall not include (i) any Liability that relates to, arises out of or results from the Concentrix Business or a Concentrix Asset, (ii) any Liability that relates to, arises out of or results from the SYNNEX Business or a SYNNEX Asset, (iii) any Liability that relates to, arises out of or results from any Action with respect to the Separation or the Distribution (other than any Action related to any Disclosure Document), (iv) any Liability for Taxes, which shall be governed by the Tax Matters Agreement, or (v) any Liability that is otherwise specifically allocated under this Agreement or any other Ancillary Agreement.

“Shared Contract” shall have the meaning set forth in Section 2.8(a).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“SYNNEX” shall have the meaning set forth in the Preamble.

“SYNNEX Accounts” shall have the meaning set forth in Section 2.8(a).

“SYNNEX Assets” shall have the meaning set forth in Section 2.2(b).

“SYNNEX Board” shall have the meaning set forth in the Recitals.

“SYNNEX Business” shall mean (a) the business, operations, products, platforms, services and activities of the Technology Solutions segment of SYNNEX conducted at any time prior to the Effective Time by either Party or any member of its Group, and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) as then conducted.

“SYNNEX Group” shall mean SYNNEX and each Person that is a Subsidiary of SYNNEX (other than Concentrix and any other member of the Concentrix Group).

“SYNNEX Indemnified Parties” shall have the meaning set forth in Section 4.2.

“SYNNEX Liabilities” shall have the meaning set forth in Section 2.3(b).

“SYNNEX Shares” shall mean the shares of common stock, par value $0.001 per share, of SYNNEX.

“Tangible Information” shall mean Information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between SYNNEX and Concentrix in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Opinion” shall have the meaning set forth in the Recitals.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Cash Amount” shall have the meaning set forth in Section 2.11.

“Transferred Entities” shall mean the entities set forth on Schedule 1.22.

“Unreleased SYNNEX Liabilities” shall have the meaning set forth in Section 2.5(b)(ii).

“Unreleased Concentrix Liabilities” shall have the meaning set forth in Section 2.5(a)(ii).

ARTICLE II.
THE SEPARATION

Transfer of Assets and Assumption of Liabilities

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(a)On or prior to the Effective Time, but in any case, prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Plan of Reorganization”):

(i)Transfer and Assignment of Concentrix Assets. SYNNEX shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to Concentrix, or the applicable Concentrix Designees, and Concentrix or such Concentrix Designees shall accept from SYNNEX and the applicable members of the SYNNEX Group, all of SYNNEX’s and such SYNNEX Group members’ respective direct or indirect right, title and interest in and to all of the Concentrix Assets;

(ii)Acceptance and Assumption of Concentrix Liabilities. Concentrix and the applicable Concentrix Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the Concentrix Liabilities in accordance with their respective terms. Concentrix and such Concentrix Designees shall be responsible for all Concentrix Liabilities, regardless of when or where such Concentrix Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Concentrix Liabilities are asserted or determined (including any Concentrix Liabilities arising out of claims made by SYNNEX’s or Concentrix’s respective Subsidiaries, Affiliates or Representatives, or by the respective Representatives of their Subsidiaries or Affiliates, against any member of the SYNNEX Group or the Concentrix Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the SYNNEX Group or the Concentrix Group, or any of their respective Subsidiaries, Affiliates or Representatives;

(iii)Transfer and Assignment of SYNNEX Assets. SYNNEX and Concentrix shall cause Concentrix and the Concentrix Designees to contribute, assign, transfer, convey and deliver to SYNNEX or certain members of the SYNNEX Group designated by SYNNEX, and SYNNEX or such members of the SYNNEX Group shall accept from Concentrix and the Concentrix Designees, all of Concentrix’s and such Concentrix Designees’ respective direct or indirect right, title and interest in and to all SYNNEX Assets held by Concentrix or a Concentrix Designee; and

(iv)Acceptance and Assumption of SYNNEX Liabilities. SYNNEX and the applicable members of the SYNNEX Group designated by SYNNEX shall accept and assume and agree faithfully to perform, discharge and fulfill all of the SYNNEX Liabilities in accordance with their respective terms. SYNNEX and the applicable members of the SYNNEX Group shall be responsible for all SYNNEX Liabilities in accordance with their respective terms, regardless of when or where such SYNNEX Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective

Time, where or against whom such SYNNEX Liabilities are asserted or determined (including any such SYNNEX Liabilities arising out of claims made by SYNNEX’s or Concentrix’s respective Subsidiaries, Affiliates or Representatives, or by the respective Representatives of their Subsidiaries or Affiliates, against any member of the SYNNEX Group or the Concentrix Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the SYNNEX Group or the Concentrix Group, or any of their respective Subsidiaries, Affiliates or Representatives.

(b)Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Concentrix Assets and the SYNNEX Assets and the acceptance and assumption of the Concentrix Liabilities and the SYNNEX Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party or the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c)Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to the applicable member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability. The Parties shall, and shall cause the applicable members of their respective Group to, execute such Transfer Documents and take such further actions as may be required to effectuate the Transfers denoted in this Section 2.1.

(d)Waiver of Bulk-Sale and Bulk-Transfer Laws. Concentrix hereby waives compliance by each and every member of the SYNNEX Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Concentrix Assets to any member of the Concentrix Group. SYNNEX hereby waives compliance by each and every member of the

Concentrix Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SYNNEX Assets to any member of the SYNNEX Group.

(e)Intellectual Property Rights.

(i)If and to the extent that, as a matter of Law in any jurisdiction, SYNNEX or the applicable members of its Group cannot assign, transfer or convey any of SYNNEX’s or such SYNNEX Group members’ respective direct or indirect right, title and interest in and to any Registered IP, Other IP, Software or Intellectual Property Rights included in the Concentrix Assets, then, to the extent possible, SYNNEX shall, and shall cause the applicable members of its Group to, irrevocably grant to Concentrix, or the applicable Concentrix Designees, an exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

(ii)If and to the extent that, as a matter of Law in any jurisdiction, Concentrix or the applicable members of its Group cannot assign, transfer or convey any of Concentrix’s or such Concentrix Group members’ respective direct or indirect right, title and interest in and to any Registered IP, Other IP, Software or Intellectual Property Rights included in the SYNNEX Assets, then, to the extent possible, Concentrix shall, and shall cause the applicable members of its Group to, irrevocably grant to SYNNEX, or the applicable SYNNEX Designees, an exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

(iii)Each Party hereby grants to the other Party a non-exclusive, irrevocable, unassignable, non-transferable, worldwide, perpetual, royalty-free license to use the granting Party’s Registered IP, Other IP, Software or Intellectual Property Rights if the receiving Party used such Registered IP, Other IP, Software or Intellectual Property Rights in its business at or prior to the Distribution Date.

Concentrix Assets; SYNNEX Assets

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(a)Concentrix Assets. For purposes of this Agreement, “Concentrix Assets” shall mean:

(i)all Assets (including cash and cash equivalents) of either Party or any of the members of its Group included or reflected as assets of the Concentrix Group on the Concentrix Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Concentrix Balance Sheet; provided, that the amounts set forth on the Concentrix Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Concentrix Assets pursuant to this subclause (i);

(ii)all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of Concentrix or members of the Concentrix Group on a pro forma combined balance sheet of the Concentrix Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Concentrix Balance Sheet), it being understood that (x) the Concentrix Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Concentrix Assets pursuant to this subclause (ii); and (y) the amounts set forth on the Concentrix Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Concentrix Assets pursuant to this subclause (ii);

(iii)all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by Concentrix or any other member of the Concentrix Group;

(iv)all Concentrix Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(v)all Concentrix Intellectual Property and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vi)all Concentrix Information Technology and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vii)all Concentrix Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(viii)all Concentrix Real Property as of the Effective Time;

(ix)to the extent not already identified in clauses (i) through (ix) of this Section 2.2(a), all Assets of either Party or any of the members of its Group as of the Effective Time that are primarily used or primarily held for use in the Concentrix Business; provided, however, that if the Parties do not agree whether an Asset is primarily used or primarily held for use in the Concentrix Business, they will attempt in good faith to negotiate a resolution and, if the Parties are unable to negotiate a resolution, such Asset shall not be considered primarily used or primarily held for use in the Concentrix Business; and

(x)subject to applicable Law and the provisions of the applicable Ancillary Agreements, to the extent not already identified in clauses (i) through (ix) of this Section 2.2(a), all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information that is exclusively related to the Concentrix Assets, the Concentrix Liabilities or the Concentrix Business, and a non-exclusive right to all Information that is related to, but not exclusively related to, the

Concentrix Assets, the Concentrix Liabilities or the Concentrix Business (it being understood that no member of the SYNNEX Group or the Concentrix Group shall be required to delete any Information from its systems).

Notwithstanding the foregoing, the Concentrix Assets shall not in any event include any Asset referred to in clauses (i) or (ii) of Section 2.2(b).

(b)SYNNEX Assets. For the purposes of this Agreement, “SYNNEX Assets” shall mean (i) all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time and (ii) all Assets of either Party or the members of its Group as of the Effective Time, other than the Concentrix Assets.

Concentrix Liabilities; SYNNEX Liabilities

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(a)Concentrix Liabilities. For the purposes of this Agreement, “Concentrix Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i)all Liabilities included or reflected as liabilities or obligations of Concentrix or the members of the Concentrix Group on the Concentrix Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Concentrix Balance Sheet; provided, that the amounts set forth on the Concentrix Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Concentrix Liabilities pursuant to this subclause (i);

(ii)all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Concentrix or the members of the Concentrix Group on a pro forma combined balance sheet of the Concentrix Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Concentrix Balance Sheet), it being understood that (x) the Concentrix Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Concentrix Liabilities pursuant to this subclause (ii); and (y) the amounts set forth on the Concentrix Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Concentrix Liabilities pursuant to this subclause (ii);

(iii)all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case, to the extent that such Liabilities relate to, arise out of or result from the Concentrix Business or a Concentrix Asset;

(iv)such portion of any Shared Contingent Liability as is appropriate to reflect the relative benefits received by the Concentrix Group and the relative fault of the

Concentrix Group (as compared to the relative benefits received by the SYNNEX Group and the relative fault of the SYNNEX Group), in connection with the matter that gave rise to such Shared Contingent Liability; provided, however, that any Dispute between the Parties regarding the appropriate allocation of a Shared Contingent Liability between the Parties shall be resolved in accordance with the procedures set forth in Article VII;

(v)all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Concentrix or any other member of the Concentrix Group, and all agreements, obligations and Liabilities of any member of the Concentrix Group under this Agreement or any of the Ancillary Agreements;

(vi)all Liabilities relating to, arising out of or resulting from the Concentrix Contracts, the Concentrix Intellectual Property, the Concentrix Information Technology, the Concentrix Permits or the Concentrix Real Property; and

(vii)all Liabilities arising out of claims made by any Third Party (including, but not limited to, SYNNEX’s or Concentrix’s respective directors, officers, stockholders, current and former employees, agents and service providers) against any member of the SYNNEX Group or the Concentrix Group to the extent relating to, arising out of or resulting from the Concentrix Business or the Concentrix Assets or the other business, operations, activities or Liabilities referred to in clauses (i) through (vi) above;

provided that, notwithstanding the foregoing, the Parties agree that (A) the Liabilities set forth in Section 2.3(b) shall not be Concentrix Liabilities but instead shall be SYNNEX Liabilities.

(b)SYNNEX Liabilities. For the purposes of this Agreement, “SYNNEX Liabilities” shall mean the all Liabilities of either Party or the members of its Group as of the Effective Time, other than the Concentrix Liabilities. For the avoidance of doubt, SYNNEX Liabilities shall include (i) the portion of any Shared Contingent Liabilities that are not Concentrix Liabilities and (ii) any Liabilities relating to, arising out of or resulting from any Action with respect to the Separation or the Distribution (other than any Action related to any Disclosure Document) made or brought by any Third Party against either Party or any member of its Group.

Approvals and Notifications

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(a)Approvals and Notifications for Concentrix Assets. To the extent that the transfer or assignment of any Concentrix Asset, the assumption of any Concentrix Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between SYNNEX and Concentrix, neither SYNNEX nor Concentrix shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)Delayed Concentrix Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Concentrix Group of any Concentrix Asset or assumption by the Concentrix Group of any Concentrix Liability would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Concentrix Group of such Concentrix Assets or the assumption by the Concentrix Group of such Concentrix Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Concentrix Assets or Concentrix Liabilities shall continue to constitute Concentrix Assets and Concentrix Liabilities, as the case may be, for all other purposes of this Agreement.

(c)Treatment of Delayed Concentrix Assets and Delayed Concentrix Liabilities. If any transfer or assignment of any Concentrix Asset or any assumption of any Concentrix Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such Concentrix Asset, a “Delayed Concentrix Asset” and any such Concentrix Liability, a “Delayed Concentrix Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the SYNNEX Group retaining such Delayed Concentrix Asset or such Delayed Concentrix Liability, as the case may be, shall thereafter hold such Delayed Concentrix Asset or Delayed Concentrix Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the Concentrix Group entitled thereto (at the expense of the member of the Concentrix Group entitled thereto). In addition, the member of the SYNNEX Group retaining such Delayed Concentrix Asset or such Delayed Concentrix Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Concentrix Asset or Delayed Concentrix Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Concentrix Group to whom such Delayed Concentrix Asset is to be transferred or assigned, or which will assume such Delayed Concentrix Liability, as the case may be, in order to place such member of the Concentrix Group in a substantially similar position as if such Delayed Concentrix Asset or Delayed Concentrix Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Concentrix Asset or Delayed Concentrix Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Concentrix Asset or Delayed Concentrix Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Concentrix Group.

(d)Transfer of Delayed Concentrix Assets and Delayed Concentrix Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Concentrix Asset or the deferral of assumption of any Delayed Concentrix Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Concentrix Asset or the assumption of any Delayed Concentrix Liability have been removed, the transfer or assignment of the applicable Delayed Concentrix Asset or the assumption of the applicable Delayed Concentrix Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)Costs for Delayed Concentrix Assets and Delayed Concentrix Liabilities. Any member of the SYNNEX Group retaining a Delayed Concentrix Asset or Delayed Concentrix Liability due to the deferral of the transfer or assignment of such Delayed Concentrix Asset or the deferral of the assumption of such Delayed Concentrix Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Concentrix or the member of the Concentrix Group entitled to the Delayed Concentrix Asset or Delayed Concentrix Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Concentrix or the member of the Concentrix Group entitled to such Delayed Concentrix Asset or Delayed Concentrix Liability.

(f)Approvals and Notifications for SYNNEX Assets. To the extent that the transfer or assignment of any SYNNEX Asset or the assumption of any SYNNEX Liability requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between SYNNEX and Concentrix, neither SYNNEX nor Concentrix shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g)Delayed SYNNEX Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the SYNNEX Group of any SYNNEX Asset or assumption by the SYNNEX Group of any SYNNEX Liability would be a violation of applicable Law or require any Approval or Notification in connection with the Separation or the Distribution that has not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the SYNNEX Group of such SYNNEX Assets or the assumption by the SYNNEX Group of such SYNNEX Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such SYNNEX Assets or SYNNEX Liabilities shall continue to constitute SYNNEX Assets and SYNNEX Liabilities, as the case may be, for all other purposes of this Agreement.

(h)Treatment of Delayed SYNNEX Assets and Delayed SYNNEX Liabilities. If any transfer or assignment of any SYNNEX Asset or any assumption of any SYNNEX Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.4(g) or for any other reason (any such SYNNEX Asset, a “Delayed SYNNEX Asset” and any such SYNNEX Liability, a “Delayed SYNNEX Liability”), then, insofar as reasonably possible, the member of the Concentrix Group retaining such Delayed SYNNEX Asset or such Delayed SYNNEX Liability, as the case may be, shall thereafter hold such Delayed SYNNEX Asset or Delayed SYNNEX Liability, as the case may be, for the use and benefit (or the performance or obligation, in the case of a Liability) of the member of the SYNNEX Group entitled thereto (at the expense of the member of the SYNNEX Group entitled thereto). In addition, the member of the Concentrix Group retaining such Delayed SYNNEX Asset or such Delayed SYNNEX Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SYNNEX

Asset or Delayed SYNNEX Liability in the ordinary course of business in accordance with past practice. Such member of the Concentrix Group shall also take such other actions as may be reasonably requested by the member of the SYNNEX Group to which such Delayed SYNNEX Asset is to be transferred or assigned, or which will assume such Delayed SYNNEX Liability, as the case may be, in order to place such member of the SYNNEX Group in a substantially similar position as if such Delayed SYNNEX Asset or Delayed SYNNEX Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed SYNNEX Asset or Delayed SYNNEX Liability, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SYNNEX Group.

(i)Transfer of Delayed SYNNEX Assets and Delayed SYNNEX Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed SYNNEX Asset or the deferral of assumption of any Delayed SYNNEX Liability pursuant to Section 2.5(g), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed SYNNEX Asset or the assumption of any Delayed SYNNEX Liability have been removed, the transfer or assignment of the applicable Delayed SYNNEX Asset or the assumption of the applicable Delayed SYNNEX Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j)Costs for Delayed SYNNEX Assets and Delayed SYNNEX Liabilities. Any member of the Concentrix Group retaining a Delayed SYNNEX Asset or Delayed SYNNEX Liability due to the deferral of the transfer or assignment of such Delayed SYNNEX Asset or the deferral of the assumption of such Delayed SYNNEX Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by SYNNEX or the member of the SYNNEX Group entitled to the Delayed SYNNEX Asset or Delayed SYNNEX Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SYNNEX or the member of the SYNNEX Group entitled to such Delayed SYNNEX Asset or Delayed SYNNEX Liability.

Novation of Liabilities

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(a)Novation of Concentrix Liabilities.

(i)Each of SYNNEX and Concentrix, at the request of the other Party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Concentrix Liabilities and obtain in writing the unconditional release of each member of the SYNNEX Group that is a party to or otherwise bound by any such arrangements, so that, in any such case, the members of the Concentrix Group shall be solely responsible for such Concentrix Liabilities; provided, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither SYNNEX nor Concentrix shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(ii)If SYNNEX or Concentrix is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SYNNEX Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Concentrix Liability”), Concentrix shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SYNNEX Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SYNNEX Group that constitute Unreleased Concentrix Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to the time any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SYNNEX Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Concentrix Liabilities shall otherwise become assignable or able to be novated, SYNNEX shall promptly assign, or cause to be assigned, and Concentrix or the applicable Concentrix Group member shall assume, such Unreleased Concentrix Liabilities without exchange of further consideration.

(b)Novation of SYNNEX Liabilities.

(i)Each of SYNNEX and Concentrix, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SYNNEX Liabilities and obtain in writing the unconditional release of each member of the Concentrix Group that is a party to or otherwise bound by any such arrangements, so that, in any such case, the members of the SYNNEX Group shall be solely responsible for such SYNNEX Liabilities; provided, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither SYNNEX nor Concentrix shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(ii)If SYNNEX or Concentrix is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Concentrix Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SYNNEX Liability”), SYNNEX shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Concentrix Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Concentrix Group that constitute Unreleased SYNNEX Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to the time any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Concentrix Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SYNNEX Liabilities shall otherwise become assignable or able to be novated, Concentrix shall promptly assign, or cause to be assigned, and SYNNEX or the applicable SYNNEX Group member shall assume, such Unreleased SYNNEX Liabilities without exchange of further consideration.

Release of Guarantees

. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a)On or prior to the Effective Time, each of SYNNEX and Concentrix shall, with the reasonable cooperation of the other Party and the applicable member(s) of such other Party’s Group, use its reasonable best efforts to (i) have any member(s) of the SYNNEX Group removed as guarantor of or obligor for any Concentrix Liability to the extent that they relate to Concentrix Liabilities, including the removal of any Security Interest on or in any SYNNEX Asset that may serve as collateral or security for any such Concentrix Liability; and (ii) have any member(s) of the Concentrix Group removed as guarantor of or obligor for any SYNNEX Liability to the extent that they relate to SYNNEX Liabilities, including the removal of any Security Interest on or in any Concentrix Asset that may serve as collateral or security for any such SYNNEX Liability.

(b)To the extent required to obtain a release from a guarantee of:

(i)any member of the SYNNEX Group, Concentrix shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any SYNNEX Asset that may serve as collateral or security for any such SYNNEX Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Concentrix would be reasonably unable to comply or (B) which Concentrix would not reasonably be able to avoid breaching; and

(ii)any member of the Concentrix Group, SYNNEX shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Concentrix Asset that may serve as collateral or security for any such Concentrix Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which SYNNEX would be reasonably unable to comply or (B) which SYNNEX would not reasonably be able to avoid breaching.

(c)If SYNNEX or Concentrix is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; (ii) each of SYNNEX and Concentrix, on behalf of itself and the other members of its Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party; and (iii) the Parties agree that any such guarantee shall remain outstanding subject to the terms of this Agreement in connection with the Separation and Distribution.

Termination of Agreements

.

(a)Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, Concentrix and each member of the Concentrix Group, on the one hand, and SYNNEX and each member of the SYNNEX Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Concentrix and/or any member of the Concentrix Group, on the one hand, and SYNNEX and/or any member of the SYNNEX Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement, the Ancillary Agreements and the Commercial Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement or Commercial Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); and (v) any Shared Contracts.

(c)All of the intercompany accounts receivable and accounts payable between any member of the SYNNEX Group, on the one hand, and any member of the Concentrix Group, on the other hand, outstanding as of the Effective Time and arising out of the contracts or agreements described in Section 2.7(b) or out of the provision, prior to the Effective Time, of the services to be provided following the Effective Time pursuant to the Ancillary Agreements or the Commercial Agreements shall be repaid or settled following the Effective Time in the ordinary course of business or, if otherwise mutually agreed prior to the Effective Time by duly authorized representatives of Concentrix and SYNNEX, cancelled, assigned or assumed by Concentrix or one or more Concentrix Subsidiaries. All other intercompany accounts receivable and accounts payable between any member of the SYNNEX Group, on the one hand, and any member of the Concentrix Group, on the other hand, outstanding as of the Effective Time shall be repaid or settled as promptly as practicable after the Effective Time.

Treatment of Shared Contracts

.

(a)Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement,

arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any (i) contract or agreement, a portion of which is a Concentrix Contract, and the remainder of which is an SYNNEX Asset or (ii) any contract or agreement entered into prior to the Effective Time that relates to the Concentrix Business but is not exclusively related to the Concentrix Business and with respect to which the portion that relates to the Concentrix Business cannot be divided (any such contract or agreement, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or applicable member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, that (A) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (B) if any Shared Contract cannot be so partially assigned by its terms or otherwise or cannot be amended, if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract or if such Shared Contract is listed or described on Schedule 2.8(a), then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt written notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Concentrix Group or the SYNNEX Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Concentrix Business or the SYNNEX Business, respectively (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to admit) a member of the applicable Group pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.

(b)Each of SYNNEX and Concentrix shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.8.

Bank Accounts; Cash Balances

.

(a)Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), (i) all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Concentrix or any other member of the Concentrix Group (collectively, the “Concentrix Accounts”) and all contracts or agreements governing each bank or brokerage account owned by SYNNEX or any other member of the SYNNEX Group (collectively, the “SYNNEX Accounts”) so that each such Concentrix Account and SYNNEX Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any SYNNEX Account or Concentrix Account, respectively, is de-Linked from such SYNNEX Account or Concentrix Account, respectively, and (ii) all actions necessary to remove all SYNNEX Representatives as signatories or authorized persons with respect to the Concentrix Accounts and all Concentrix Representatives as signatories or authorized persons with respect to the SYNNEX Accounts.

(b)With respect to any outstanding checks issued or payments initiated by SYNNEX, Concentrix, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(c)As between SYNNEX and Concentrix (and the members of their respective Groups), all payments made and reimbursements or other payments received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party the amount of such payment or reimbursement without right of set-off.

Ancillary Agreements

. Effective on or prior to the Effective Time, each of SYNNEX and Concentrix will, or will cause the applicable members of its Group to, execute and deliver all Ancillary Agreements to which it is a party.

Disclaimer of Representations and Warranties

. EACH OF SYNNEX (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SYNNEX GROUP) AND CONCENTRIX (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CONCENTRIX GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR COMMERCIAL AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR COMMERCIAL AGREEMENT, ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY COMMERCIAL AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO

CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR ANY COMMERCIAL AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

Financial Information Certifications

. SYNNEX’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to the Concentrix Group insofar as the members of the Concentrix Group are Subsidiaries of SYNNEX. In order to enable the principal executive officer and principal financial officer of Concentrix to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 in respect of quarterly and annual periods beginning prior to and ending after the Effective Time, SYNNEX, as soon as reasonably practicable following the Distribution Date and, in any event, within forty (40) days of the end of any fiscal quarter other than the fourth fiscal quarter, and within sixty (60) days of the end of any fiscal year, in each case beginning prior to and ending after the Effective Time, shall provide Concentrix with one (1) or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof, which certification(s) shall be in substantially the same form as those that had been provided by officers or employees of SYNNEX in similar certifications delivered prior to the Distribution Date. Such certification(s) shall be provided by SYNNEX (and not by any officer or employee in his or her individual capacity).

ARTICLE III.
THE DISTRIBUTION

Sole and Absolute Discretion; Cooperation

.

(a)SYNNEX shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, SYNNEX may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit SYNNEX’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)Concentrix shall cooperate with SYNNEX to accomplish the Distribution and shall, at SYNNEX’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of Concentrix Shares on the Form 10. SYNNEX shall select any investment bank or manager in connection with the

Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors. Concentrix and SYNNEX will provide to the Agent any information required in order to complete the Distribution.

Actions Prior to the Distribution

. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)Notice to NYSE. SYNNEX shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)Concentrix Certificate of Incorporation and Concentrix Bylaws. On or prior to the Distribution Date, SYNNEX and Concentrix shall take all necessary actions so that, as of the Effective Time, the Concentrix Certificate of Incorporation and the Concentrix Bylaws shall become the certificate of incorporation and bylaws of Concentrix, respectively.

(c)Concentrix Directors and Officers. On or prior to the Distribution Date, SYNNEX and Concentrix shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of Concentrix shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; and (ii) Concentrix shall have such other officers as the board of directors of Concentrix shall appoint.

(d)Exchange Listing. Concentrix shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the Concentrix Shares to be distributed in the Distribution on the Nasdaq Global Select Market, subject to official notice of distribution.

(e)Securities Law Matters. Concentrix shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. SYNNEX and Concentrix shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. SYNNEX and Concentrix will prepare, and Concentrix will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that SYNNEX determines are necessary or desirable to effectuate the Distribution, and SYNNEX and Concentrix shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. SYNNEX and Concentrix shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f)Availability of Information Statement. SYNNEX shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the SYNNEX Board has approved the Distribution, cause the Information Statement to be mailed to the Record

Holders or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(g)The Distribution Agent. SYNNEX shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(h)Stock-Based Employee Benefit Plans. SYNNEX and Concentrix shall take all actions as may be necessary to approve the grants of adjusted equity awards by SYNNEX (in respect of SYNNEX Shares) and Concentrix (in respect of Concentrix Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

Conditions to the Distribution

.

(a)The consummation of the Distribution will be subject to the satisfaction, or waiver by SYNNEX in its sole and absolute discretion, of the following conditions:

(i)The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purpose shall have been instituted or threatened by the SEC.

(ii)The Information Statement shall have been mailed to the Record Holders or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(iii)SYNNEX shall have received the Tax Opinion regarding the qualification of the Contribution and the Distribution, taken together, as a transaction that is generally tax free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code.

(iv)The transfer of the Concentrix Assets (other than any Delayed Concentrix Asset) and Concentrix Liabilities (other than any Delayed Concentrix Liability) contemplated to be transferred from SYNNEX to Concentrix on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the SYNNEX Assets (other than any Delayed SYNNEX Asset) and SYNNEX Liabilities (other than any Delayed SYNNEX Liability) contemplated to be transferred from Concentrix to SYNNEX on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Plan of Reorganization.

(v)An independent appraisal firm acceptable to SYNNEX shall have delivered one or more opinions to the SYNNEX Board confirming the solvency and financial viability of SYNNEX and Concentrix after consummation of the Distribution, and such opinions shall be acceptable to SYNNEX in form and substance in SYNNEX’s sole discretion and such opinions shall not have been withdrawn or rescinded.

(vi)The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(vii)Any Approvals or Notifications of any Governmental Authorities required for the consummation of the Separation and Distribution have been obtained.

(viii)Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(ix)No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(x)The Concentrix Shares to be distributed to the SYNNEX stockholders in the Distribution shall have been accepted for listing on the Nasdaq Global Select Market, subject to official notice of distribution.

(xi)No other events or developments shall exist or shall have occurred that, in the judgment of the SYNNEX Board, in its sole and absolute discretion, make it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)The foregoing conditions are for the sole benefit of SYNNEX and shall not give rise to or create any duty on the part of SYNNEX or the SYNNEX Board to waive or not waive any such condition or in any way limit SYNNEX’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the SYNNEX Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If SYNNEX waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

The Distribution

.

(a)Subject to Section 3.3, on or prior to the Effective Time, Concentrix will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding Concentrix Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the SYNNEX Shares to instruct the Agent to distribute at the Effective Time the appropriate number of Concentrix Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. Concentrix will not issue paper stock certificates in respect of the Concentrix Shares. The Distribution shall be effective at the Effective Time.

(b)Subject to Sections 3.3, each Record Holder will be entitled to receive in the Distribution a number of whole Concentrix Shares equal to the number of SYNNEX Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio.

(c)Any Concentrix Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to Concentrix, and Concentrix or its transfer agent shall hold such Concentrix Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such Concentrix Shares shall be obligations of Concentrix, subject in each case to applicable escheat or other abandoned property Laws, and SYNNEX shall have no Liability with respect thereto.

(d)Until the Concentrix Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, Concentrix will regard the Persons entitled to receive such Concentrix Shares as record holders of Concentrix Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Concentrix agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the Concentrix Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the Concentrix Shares then held by such holder.

ARTICLE IV.
MUTUAL RELEASES; INDEMNIFICATION

Release of Pre-Distribution Claims

.

(a)Concentrix Release of SYNNEX. Except as provided in Sections 4.1(c) and 4.3, effective as of the Effective Time, Concentrix does hereby, for itself and each other member of the Concentrix Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Concentrix Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) SYNNEX and the members of the SYNNEX Group, and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the SYNNEX Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from: (A) all Concentrix Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Concentrix Business, the Concentrix Assets or the Concentrix Liabilities.

(b)SYNNEX Release of Concentrix. Except as provided in Sections 4.1(c) and 4.2, effective as of the Effective Time, SYNNEX does hereby, for itself and each other member of the SYNNEX Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the SYNNEX Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) Concentrix and the members of the Concentrix Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Concentrix Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all

SYNNEX Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SYNNEX Business, the SYNNEX Assets or the SYNNEX Liabilities.

(c)Obligations Not Affected. Nothing contained in Sections 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Sections 4.1(a) or 4.1(b) shall release any Person from:

(i)any Liability provided in or resulting from any agreement among any members of the SYNNEX Group and any members of the Concentrix Group that is specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;

(ii)any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v)any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of the other Party’s Group), on the other hand;

(vi)any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(vii)any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the SYNNEX Group from honoring its existing obligations to indemnify any director, officer or employee of Concentrix who was a director, officer or employee of any member of the SYNNEX Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations, it being understood that, if the underlying obligation giving rise to such Action is a Concentrix Liability, Concentrix shall indemnify SYNNEX for such Liability (including SYNNEX’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)No Claims. Concentrix shall not make, and shall not permit any other member of the Concentrix Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SYNNEX or any other member of the SYNNEX Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). SYNNEX shall not make, and shall not permit any other member of the SYNNEX Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Concentrix or any other member of the Concentrix Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

Indemnification by Concentrix

. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Concentrix shall, and shall cause the other members of the Concentrix Group to, indemnify, defend and hold harmless SYNNEX, each member of the SYNNEX Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SYNNEX Indemnified Parties”), from and against any and all Liabilities of the SYNNEX Indemnified Parties relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)any Concentrix Liability;

(b)any failure of Concentrix, any other member of the Concentrix Group or any other Person to pay, perform or otherwise promptly discharge any Concentrix Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)fifty percent (50%) of the Shared Contingent Liabilities;

(d)any breach by Concentrix or any other member of the Concentrix Group of this Agreement or any of the Ancillary Agreements (other than the Ancillary Agreements set forth on Schedule 4.2(d), which shall be subject to the indemnification provisions contained therein);

(e)except to the extent it relates to an SYNNEX Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Concentrix Group by any member of the SYNNEX Group that survives following the Distribution; and

(f)any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if Concentrix shall have furnished to SYNNEX any amendments or supplements thereto) or any other Disclosure Document that is filed with the SEC or otherwise disclosed publicly prior to the Distribution Date, other than the matters described in clause (f) of Section 4.3.

Indemnification by SYNNEX

. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, SYNNEX shall, and shall cause the other members of the SYNNEX Group to, indemnify, defend and hold harmless Concentrix, each member of the Concentrix Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Concentrix Indemnified Parties”), from and against any and all Liabilities of the Concentrix Indemnified Parties relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)any SYNNEX Liability;

(b)any failure of SYNNEX, any other member of the SYNNEX Group or any other Person to pay, perform or otherwise promptly discharge any SYNNEX Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)fifty percent (50%) of the Shared Contingent Liabilities;

(d)any breach by SYNNEX or any other member of the SYNNEX Group of this Agreement or any of the Ancillary Agreements (other than the Ancillary Agreements set forth on Schedule 4.2(d), which shall be subject to the indemnification provisions contained therein);

(e)except to the extent it relates to a Concentrix Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the SYNNEX Group by any member of the Concentrix Group that survives following the Distribution; and

(f)any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in SYNNEX’s name in the Form 10, the Information Statement (as amended or supplemented if Concentrix shall have furnished to SYNNEX any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the only statements considered to be made explicitly in SYNNEX’s name in the Form 10, the Information Statement or any other Disclosure Document shall be the statements set forth on Schedule 4.3(f), and all other information contained in the Form 10, the

Information Statement or any other Disclosure Document that is filed with the SEC or otherwise disclosed publicly prior to the Distribution Date shall be deemed to be information supplied by Concentrix.

Indemnification Obligations Net of Insurance Proceeds and Other Amounts

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(a)The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnified Party in respect of such indemnifiable Liability. Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnified Party”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) under this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the same Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the liability allocation, indemnification and contribution provisions hereof. Accordingly, any provision herein that could have the result of giving any insurer or other Third Party such a “windfall” shall be suspended or amended to the extent necessary to not provide such “windfall.” Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnified Party need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Procedures for Indemnification of Third-Party Claims

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(a)Notice of Claims. If, at or following the date of this Agreement, an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any

Governmental Authority) who is not a member of the SYNNEX Group or the Concentrix Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Sections 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnified Party shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within thirty (30) days of becoming aware of such Third-Party Claim (or sooner if the nature of the Third-Party Claim so requires). Any such notice shall include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 4.5(a).

(b)Control of Defense. An Indemnifying Party may elect to control the defense of (and unless the Indemnifying Party has specified any reservations or exceptions, seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnified Party in writing that, assuming the facts presented to the Indemnifying Party by the Indemnified Party being true, the Indemnifying Party shall indemnify the Indemnified Party for any such Damages to the extent resulting from, or arising out of, such Third-Party-Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects or that such facts, while true in all material respects, do not form the basis upon which such Third-Party Claim is predicated (e.g., as a result of the allegations made in such Third-Party Claim changing over time) and (ii) such untruth or change provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnified Party written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim (giving the reasons therefor) and (C) the Indemnified Party shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnified Party in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnified Party indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim, which written notice shall specify any reservations or exceptions by the Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnified Party of its election within thirty (30) days after receipt of the notice from an Indemnified Party as provided in Section 4.5(a), then the Indemnified Party that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim. Notwithstanding an election by an Indemnifying Party to defend a Third-Party Claim pursuant to this Section 4.5(b), the Indemnified Party may, upon written notice to the Indemnifying Party, elect to take over the defense of such Third-Party Claim (although the Indemnifying Party may continue to participate but not control such defense) if (I) in its exercise of reasonable business judgment, the Indemnified Party determines that the

Indemnifying Party is not defending such Third-Party Claim competently or in good faith, (II) the Indemnified Party determines in good faith that such Indemnified Party and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, (III) the Indemnifying Party makes a general assignment for the benefit of creditors, has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent, or (IV) there occurs a change of control of the Indemnifying Party.

(c)Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnified Party of its election within thirty (30) days after receipt of a notice from an Indemnified Party as provided in Section 4.5(a) or the Indemnified Party takes over the defense of any Third Party-Claim pursuant to Section 4.5(b), and the Indemnified Party conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnified Party in connection with the defense of such Third-Party Claim.

(d)Right to Monitor and Participate. An Indemnified Party that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party from whom the Indemnified Party has taken over control of defense of the claim pursuant to Section 4.5(b), nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnified Party or Indemnifying Party, but the fees and expenses of such counsel shall be borne by such Indemnified Party or non-controlling Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses; provided, that if the Indemnifying Party has elected to defend the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions, then the Indemnifying Party shall reimburse the reasonable fees and expenses of such counsel for the potential Indemnified Party. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, and whether or not participating in the defense of a claim, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party (with the reasonable out-of-pocket costs associated with such cooperation being at the expense of the Indemnifying Party). In addition to the foregoing, if any Indemnified Party shall in good faith determine that such Indemnified Party and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnified Party shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one such counsel and local counsel (as appropriate) for all Indemnified Parties.

(e)No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)Legal Hold Orders. Concentrix shall prepare and circulate a legal hold order (“LHO”) covering relevant categories of documents as promptly as practical following receipt of any notice pursuant to Section 4.5(a) with respect to any Action that Concentrix determines in good faith is meritorious and shall promptly notify SYNNEX after such LHO has been circulated. SYNNEX shall prepare and circulate a LHO covering documents in the possession, custody or control of the SYNNEX Group with respect to any Action so notified to Concentrix. SYNNEX shall prepare and circulate an LHO covering relevant categories of documents as promptly as practical following receipt of any notice pursuant to Section 4.5(a) with respect to any Action that SYNNEX determines in good faith is meritorious and shall promptly notify Concentrix after such LHO has been circulated. Concentrix shall prepare and circulate a LHO covering documents in the possession, custody or control of the Concentrix Group with respect to any Action so notified to SYNNEX.

(g)Reporting. Upon request and as otherwise reasonably necessary to keep the Indemnified Party informed, the Indemnifying Party shall provide the Indemnified Party with a written report identifying any Third-Party Claims that such Indemnifying Party has elected to defend pursuant to Section 4.5(b) and the Actions relating to the Shared Contingent Liabilities, as applicable. In addition, the Indemnifying Party shall establish a procedure reasonably acceptable to the Indemnified Party to send written notice from the Indemnifying Party to the Indemnified Party when any such Third-Party Claim is closed, regardless of whether such Third-Party Claim was decided by settlement, verdict, dismissal or was otherwise disposed of.

Additional Matters

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(a)Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnified Party is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds or other amounts received from Third Parties that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party, and (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification hereunder.

(b)Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party; provided, that the failure by an Indemnified Party to so assert any such claim shall not prejudice the ability of the Indemnified Party to do so at a later time except to the extent (if any) that the Indemnifying Party is actually prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)Substitution. In the event of an Action for which a Party is entitled to indemnification hereunder in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

Right of Contribution

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(a)Contribution. If any right of indemnification contained in Sections 4.2 or 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnified Party in respect of any Liability for which such Indemnified Party is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnified Parties as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnified Parties entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed Concentrix Assets or Delayed Concentrix Liabilities (except for the gross negligence or intentional misconduct of a member of the SYNNEX Group) shall be deemed to be the fault of Concentrix and the other members of the Concentrix Group, and no such fault shall be deemed to be the fault of SYNNEX or any other member of the SYNNEX Group; (ii) any fault associated with the business conducted with Delayed SYNNEX Assets or Delayed SYNNEX Liabilities (except for the gross negligence or intentional misconduct of a member of the Concentrix Group) shall be deemed to be the fault of SYNNEX and the other members of the SYNNEX Group, and no such fault shall be deemed to be the fault of Concentrix or any other member of the Concentrix Group; (iii) any fault associated with the ownership, operation or activities of the SYNNEX Business prior to the Effective Time shall be deemed to be the fault of SYNNEX and the other members of the SYNNEX Group, and no such fault shall be deemed to be the fault of Concentrix or any other member of the Concentrix Group; and (iv) any fault associated with the ownership, operation or activities of the Concentrix Business prior to the Effective Time shall be deemed to be the fault of Concentrix and the other members of the Concentrix Group, and no such fault shall be deemed to be the fault of SYNNEX or any other member of the SYNNEX Group.

Covenant Not to Sue

. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnified Party, or assert a defense against any claim asserted by any Indemnified Party, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Concentrix Liabilities by Concentrix or a member of the Concentrix Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any SYNNEX Liabilities by SYNNEX or a member of the SYNNEX Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

Remedies Cumulative

. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Survival of Indemnities

. The rights and obligations of each of SYNNEX and Concentrix and their respective Indemnified Parties under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

Coordination with Ancillary Agreements

. The provisions of Sections 4.2 through 4.10 hereof shall not apply with respect to Taxes or Tax matters (including the control of Tax related proceedings), which shall be governed by the Tax Matters Agreement. In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall control.

ARTICLE V.
CERTAIN OTHER MATTERS

Insurance Matters

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(a)SYNNEX and Concentrix agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall SYNNEX, any other member of the SYNNEX Group or any SYNNEX Indemnified Party have Liability or obligation whatsoever to any member of the Concentrix Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Concentrix Group for any reason whatsoever, or shall not be renewed or extended beyond the current expiration date.

(b)From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the Concentrix Group prior to the Effective Time, SYNNEX will provide Concentrix with access to, and Concentrix may, upon prior written notice to SYNNEX in accordance with procedures to be mutually agreed upon and documented by the Parties from time to time (which documented procedures shall be binding upon the Parties), make claims under, SYNNEX’s policies or contracts of insurance in place immediately prior to the Effective Time and SYNNEX’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the Concentrix Group prior to the Effective Time; provided, that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i)Concentrix shall report any claim to SYNNEX, as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with SYNNEX’s claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by SYNNEX to Concentrix in writing in advance of such claim);

(ii)Concentrix and the members of the Concentrix Group shall indemnify, hold harmless and reimburse SYNNEX and the members of the SYNNEX Group for any deductibles, self-insured retention (other than any such retention under a SYNNEX Group captive insurance arrangement), fees and expenses incurred by SYNNEX or any members of the SYNNEX Group to the extent resulting from any access to, any claims made by

Concentrix or any other members of the Concentrix Group under, any insurance provided pursuant to this Section 5.1(b), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by Concentrix, its employees or Third Parties (it being understood that amounts recovered under an SYNNEX Group captive insurance arrangement shall not be deemed to be fees and expenses incurred by SYNNEX or any member of the SYNNEX Group); and

(iii)Concentrix shall exclusively bear (and neither SYNNEX nor any members of the SYNNEX Group shall have any obligation to repay or reimburse Concentrix or any member of the Concentrix Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Concentrix or any member of the Concentrix Group under the policies as provided for in this Section 5.1(b). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the Concentrix Group, on the one hand, and the SYNNEX Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to SYNNEX’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the SYNNEX Group or the Concentrix Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to SYNNEX’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group shall be properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, SYNNEX may elect not to reinstate the policy aggregate. In the event that SYNNEX elects not to reinstate the policy aggregate, it shall provide prompt written notice to Concentrix, and Concentrix may direct SYNNEX in writing to, and SYNNEX shall, in such case, reinstate the policy aggregate; provided, that Concentrix shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

In the event that any member of the SYNNEX Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the SYNNEX Group is entitled to coverage under Concentrix’s insurance policies, the same process pursuant to this Section 5.1(b) shall apply, substituting “SYNNEX” for “Concentrix” and “Concentrix” for “SYNNEX.”

(c)Except as provided in Section 5.1(b), from and after the Effective Time, neither Concentrix nor any member of the Concentrix Group shall have any rights to or under any of the insurance policies of SYNNEX or any other member of the SYNNEX Group. At the Effective Time, Concentrix shall have in effect all insurance programs required to comply with Concentrix’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to Concentrix’s. Such insurance programs may include general liability, commercial auto liability, workers’ compensation, employer’s liability, product liability, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.

(d)Neither Concentrix nor any member of the Concentrix Group, in connection with making a claim under any insurance policy of SYNNEX or any member of the SYNNEX Group,

nor SYNNEX nor any member of the SYNNEX Group, in connection with making a claim under any insurance policy of Concentrix or any member of the Concentrix Group, in each case pursuant to this Section 5.1, shall take any action (other than the act of making the claim) that would be reasonably likely to (i) have an adverse impact on the then-current relationship between the other Party or any member of its Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by the other Party or any member of its Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of the other Party or any member of its Group under the applicable insurance policy. Concentrix and the other members of the Concentrix Group, in connection with reporting, administering or handling a claim on behalf of SYNNEX or any member of the SYNNEX Group under any insurance policy of Concentrix or any member of the Concentrix Group, and SYNNEX and the other members of the SYNNEX Group, in connection with reporting, administering or handling a claim on behalf of Concentrix or any member of the Concentrix Group under any insurance policy of SYNNEX or any member of the SYNNEX Group, in each case pursuant to this Section 5.1, will use commercially reasonable efforts to avoid taking any action (other than the acts of reporting, administering or handling the claim) that would be reasonably likely to have an adverse impact on the then-current relationship between the other Party or any member of its Group, on the one hand, and the applicable insurance company, on the other hand, if such insurance company is also an insurer of the other Party or any member of its Group. All payments and reimbursements by a Party (the “Claiming Party”) pursuant to this Section 5.1 will be made within thirty (30) days after the Claiming Party’s receipt of an invoice therefor from the other Party (the “Non-Claiming Party”). If the Non-Claiming Party incurs costs to enforce the Claiming Party’s obligations herein, the Claiming Party agrees to indemnify and hold harmless the Non-Claiming Party for such enforcement costs, including reasonable attorneys’ fees pursuant to Section 4.6(b).

(e)The Non-Claiming Party shall retain responsibility for and have the exclusive right to control Insurance Administration of its insurance policies and programs and any and all other rights with respect to its insurance policies and programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Claiming Party Liabilities and/or claims the Claiming Party has made or could make in the future, and no member of the Claiming Party’s Group shall (without the prior written consent of the Non-Claiming Party) erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with the Non-Claiming Party’s insurers with respect to any of the Non-Claiming Party’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. The Claiming Party shall cooperate with the Non-Claiming Party and share such information as is reasonably necessary to permit the Non-Claiming Party to manage and conduct its insurance matters as it deems appropriate. Neither the Non-Claiming Party nor any of the members of the Non-Claiming Party’s Group shall have any obligation to secure extended reporting for any claims under any Liability policies of the Non-Claiming Party or any member of the Non-Claiming Party’s Group for any acts or omissions by any member of the Claiming Party’s Group incurred prior to the Effective Time.

(f)The Non-Claiming Party shall, and shall cause the members of its Group to, (i) use commercially reasonable efforts, at the Claiming Party’s reasonable request (and provided that the

Claiming Party complies with the requirements of Section 5.1(b)), to assist the Claiming Party in making claims under the Non-Claiming Party insurance policies described in Section 5.1(b), (ii) notify the Claiming Party within thirty (30) days of any election by the Non-Claiming Party to control any claim under a Non-Claiming Party insurance policy or program to the extent such claim relates to a Claiming Party’s Asset and/or Claiming Party’s Liability and (iii) promptly (and in any event within thirty (30) days after the Non-Claiming Party’s receipt thereof) pay over to the Claiming Party or the applicable member of its Group any Insurance Proceeds that are received by the Non-Claiming Party or any member of its Group in respect of such claims.

(g)This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the SYNNEX Group or the Concentrix Group in respect of any insurance policy or any other contract or policy of insurance.

(h)Concentrix does hereby, for itself and each other member of the Concentrix Group, agree that no member of the SYNNEX Group shall have any Liability whatsoever as a result of the insurance policies and practices of SYNNEX and the members of the SYNNEX Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

Late Payments

. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus two percent (2%).

Inducement

. Concentrix acknowledges and agrees that SYNNEX’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by Concentrix’s covenants and agreements in this Agreement and the Ancillary Agreements, including Concentrix’s assumption of the Concentrix Liabilities pursuant to the Separation and the provisions of this Agreement and Concentrix’s covenants and agreements contained in Article IV.

Post-Effective Time Conduct

. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

ARTICLE VI.
EXCHANGE OF INFORMATION; CONFIDENTIALITY

Agreement for Exchange of Information

.

(a)Subject to Section 6.9, any other applicable confidentiality obligations, any Ancillary Agreement or any other agreement between the Parties, each of SYNNEX and Concentrix, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group requests to the extent that (i) such information relates (A) to the Concentrix Business, or any Concentrix Asset or Concentrix Liability, if Concentrix is the requesting Party, or (B) to the SYNNEX Business, or any SYNNEX Asset or SYNNEX Liability, if SYNNEX is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, that if the Party to whom the request has been made determines that, in the reasonable good faith judgment of such Party, any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b)Without limiting the generality of the foregoing, until the end of the Concentrix fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

Ownership of Information

. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

Compensation for Providing Information

. Subject to any Ancillary Agreement or any other agreement between the Parties, the Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures as provided to the other Party from time to time.

Record Retention

. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Effective Time (including information that is subject to an LHO) in accordance with the policies of SYNNEX as in effect at the Effective Time or such other policies as may be adopted by SYNNEX after the Effective Time (provided, that in the case of Concentrix, SYNNEX notifies Concentrix of any such change). Except in accordance with its, or its applicable Subsidiaries’, policies and ordinary course practices, no Party will destroy, or permit any of its Subsidiaries to destroy, any information that would, in accordance with such policies or ordinary course practices, be archived or otherwise filed in a centralized filing system by such party or its applicable Subsidiaries and, without limiting the foregoing, each Party will comply with the requirements of any LHO that relates to (x) any Action that is pending as of the Effective Time; or (y) any Action that arises or becomes threatened or reasonably anticipated after the Effective Time as to which such Party or its Subsidiaries has received a notice of the applicable LHO from the other Party. Notwithstanding anything in this Article VI to the contrary, (a) the Tax Matters Agreement shall govern the retention of Tax related records and the exchange of Tax related information, and (b) the Employee Matters Agreement shall govern the retention of employment and benefits related records.

Limitations of Liability

. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

Other Agreements Providing for Exchange of Information

.

(a)The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b)Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

Production of Witnesses; Records; Cooperation

.

(a)After the Effective Time, except in the case of an adversarial Action or Dispute between SYNNEX and Concentrix or any members of their respective Groups or as prohibited by applicable Law, each Party shall use its reasonable best efforts (which shall not impose undue burden on such Party) to make available to the other Party, upon reasonable advance written request, the former and then-current directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its possession, custody or control, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party (without undue burden to such other Party), upon reasonable advance written request, the former and then-current directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its possession, custody or control, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)Without limiting the foregoing, the Parties shall cooperate and consult with each other to the extent reasonably necessary with respect to any Actions.

(d)The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

Privileged Matters

.

(a)The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time (whether by outside counsel, in-house counsel or other legal professionals) have been and will be rendered for the collective benefit of each of the members of the SYNNEX Group and the Concentrix Group, and that each of the members of the SYNNEX Group and the Concentrix Group shall be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the SYNNEX Group or the Concentrix Group, as the case may be.

(b)The Parties agree as follows:

(i)SYNNEX shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SYNNEX Business and not to the Concentrix Business, whether or not the Privileged Information is in the possession or under the control of any member of the SYNNEX Group or any member of the Concentrix Group. SYNNEX shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SYNNEX Liabilities resulting from any other Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SYNNEX Group or any member of the Concentrix Group; and

(ii)Concentrix shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Concentrix Business and not to the SYNNEX Business, whether or not the Privileged Information is in the possession or under the control of any member of the Concentrix Group or any member of the SYNNEX Group. Concentrix shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Concentrix Liabilities resulting from any other Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Concentrix Group or any member of the SYNNEX Group.

(iii)If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not Privileged Information, unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any Disputes as to whether any information relates solely to the SYNNEX Business, solely to the Concentrix Business, or to both the SYNNEX Business and the Concentrix Business.

(c)Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the written consent of the other Party.

The Parties will enter into common interest or joint defense agreements as deemed necessary to preserve privilege, allow coordination of defenses, and avoid waivers of privilege in connection with any Privileged Information that relates to Shared Contingent Liabilities, whether or not the Privileged Information is in the possession or under the control of any member of the Concentrix Group or any member of the SYNNEX Group.

(d)If any Dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)Subject to Section 6.9, in the event of any adversarial Action or Dispute between SYNNEX and Concentrix, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action or Dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of (or of written notice that it will or has received) any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have, under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information; provided, that if such Party is prohibited by applicable Law from disclosing the existence of the request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use commercially reasonable efforts to inform the other Party of any related information such Party determines, in its discretion, is necessary or appropriate for the other Party to be informed of to enable the other Party to review the Privileged Information and to assert its rights, under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)In the event either Party inadvertently discloses any Privileged Information or inadvertently waives any privilege or immunity as to which the other Party has any interest, that Party shall immediately (i) advise the other Party of the inadvertent disclosure or waiver and (ii) take all reasonably available steps to claw back any waived or disclosed information.

(h)Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of SYNNEX and Concentrix set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that (i) the exchange by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Article VI shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving such Privileged Information shall promptly return such Privileged Information to the Party who has the right to assert the privilege or immunity.

(i)In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

Confidentiality

.

(a)Confidentiality. Subject to Section 6.10 and any Ancillary Agreement, from and after the Effective Time until the five (5) year anniversary of the Effective Time, each of SYNNEX and Concentrix, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to SYNNEX’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either (i) in its possession (including confidential and proprietary information in its possession prior to the date hereof) or (ii) furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information is or was (A) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (B) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (C) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party shall, at its option and as promptly as practicable after receiving a written request from the other Party, either (i) return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or (ii) destroy, and certify to the other Party that it has destroyed, such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that such Party’s Representatives may retain one (1) copy of such information to the extent required by applicable Law or professional standards, and the Parties and their Representatives shall not be required to destroy any such information located in routine back-up, archival electronic storage; provided, further, that any such information so retained shall remain subject to the confidentiality provisions of the Agreement or any Ancillary Agreement).

(c)Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Subject to any other Ancillary Agreement, each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

Protective Arrangements

. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at such other Party’s cost and expense, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information will actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII.
DISPUTE RESOLUTION

Good-Faith Negotiation

. Subject to Section 7.5, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or Ancillary Agreement (including regarding whether any Assets are Concentrix Assets, any Liabilities are Concentrix Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”) shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of senior vice president and who have authority to settle the Dispute. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of the Initial Notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by the preceding sentences of this Section 7.1, the Dispute shall be submitted to the Chief Executive Officer of SYNNEX and the Chief Executive Officer of Concentrix, who shall negotiate in good faith to resolve the Dispute.  If within ten (10) days after submission of the Dispute to the Chief Executive Officer of SYNNEX and the Chief Executive Officer of Concentrix, the Parties have been unable for any reason to resolve the Dispute, either Party may submit the Dispute to mediation in accordance with Section 7.2. All negotiations pursuant to this Section 7.1 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

Non-Binding Mediation

. Any Dispute not resolved pursuant to Section 7.1 shall, upon the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then current JAMS International Mediation Rules (the “Mediation Rules”), except as modified herein. The mediation shall be held in (i) Fremont, California or (ii) such other place as the Parties may mutually agree in writing. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a party of a Mediation Request, then a Party may request (on written notice to the other Party), that JAMS appoint a mediator in accordance with the Mediation Rules. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to binding arbitration in accordance with Section 7.3.

Arbitration

.

(a)In the event that a Dispute has not been resolved within sixty (60) days of the appointment of a mediator in accordance with Section 7.2, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (an “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the then current CPR Arbitration Commercial Arbitration Rules of the American Arbitration Association (the “Arbitration Rules”). The arbitration shall be held in the same location as the mediation pursuant to Section 7.2. Unless otherwise agreed by the Parties in writing, any Dispute to be decided by binding arbitration pursuant to this Section 7.4 will be decided (i) before a sole independent arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals $5 million or less; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals more than $5 million.

(b)The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the Arbitration Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the Arbitration Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the Arbitration Rules.

(c)The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs. The arbitrator(s) will decide the substance of all claims in accordance with applicable Law, including recognized principles of equity, and will honor all claims of privilege recognized by Law. In no event shall the arbitrator(s) award any relief not specifically requested by the Parties or award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The Parties shall share equally the administration and arbitrator fees associated with the arbitration.

(d)The initiation of mediation or arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.

Litigation and Unilateral Commencement of Arbitration

. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Sections 7.1 to 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Sections 7.2 and 7.3 if (i) such Party has submitted a Mediation Request or Arbitration Request, as applicable, and the other Party has failed, within the applicable periods set forth in Section 7.2, to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing or (ii) such Party has failed to comply with Section 7.3 in good faith with respect to commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the Arbitration Rules. Immediately following the issuance of any preliminary provisional or injunctive relief pursuant to clause (a) of the immediately preceding sentence, the Party seeking such relief will consent to the stay of any judicial proceedings pending the resolution of the Dispute pursuant to the procedures set forth in Sections 7.1 to 7.3.

Conduct During Dispute Resolution Process

. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII.
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Further Assurances

.

(a)In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, at and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Governmental Approvals) and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements, the transfers of the Concentrix Assets and the SYNNEX Assets, the assignment and assumption of the Concentrix Liabilities and the SYNNEX Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets transferred or allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)On or prior to the Effective Time, SYNNEX and Concentrix in their respective capacities as direct and indirect stockholders of the members of their respective Groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by SYNNEX, Concentrix or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE IX.
TERMINATION

Termination

. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by SYNNEX, in its sole and absolute discretion, without the approval or consent of any other Person, including Concentrix. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

Effect of Termination

. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X.
MISCELLANEOUS

Counterparts; Entire Agreement; Corporate Power

.

(a)This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)SYNNEX represents on behalf of itself and each other member of the SYNNEX Group, and Concentrix represents on behalf of itself and each other member of the Concentrix Group, as follows:

(i)each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Governing Law

. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

Assignability

. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

Third-Party Beneficiaries

. Except for the indemnification rights under this Agreement of any SYNNEX Indemnified Party or Concentrix Indemnified Party in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Notices

. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing, together with a copy by electronic mail (which shall not constitute notice), and shall be given or made (and shall be deemed to have been duly given or made upon acknowledgment of receipt) by delivery in person, by overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to SYNNEX, to:

SYNNEX Corporation

44201 Nobel Drive

Fremont, CA 94538

Attn: General Counsel

If to Concentrix, to:

Concentrix Corporation

44111 Nobel Drive

Fremont, CA 94538

Attn: EVP, Legal

A Party may, by notice to the other Party, change the address to which such notices are to be given.

Severability

. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Force Majeure

. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

No Set-Off

. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

Publicity

. Each of Concentrix and SYNNEX shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the Form 10, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s obligations pursuant to this Section 10.09 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the SEC.

Expenses

. Each of Concentrix and SYNNEX shall be responsible for the fees, costs and expenses for which it is designated as the responsible party on Schedule 10.10. Any fees, costs and expenses related to the Separation, the Plan of Reorganization, the Distribution or the consummation of the transactions contemplated hereby and by the Ancillary Agreements that are not set forth on Schedule 10.10 shall be allocated between the Parties as follows: (a) fees, costs and expenses that are for the benefit of both Parties shall be split equally between the Parties; and (b) fees, costs and expenses that are solely for the benefit of one Party following the Separation will be borne by such party in full.

Headings

. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

Survival of Covenants

. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect in accordance with their terms.

Waivers of Default

. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Specific Performance

. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Amendments

. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Interpretation

. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable

Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Fremont, California; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to November 30, 2020.

Limitations of Liability

. Notwithstanding anything in this Agreement to the contrary, neither Concentrix or any member of the Concentrix Group, on the one hand, nor SYNNEX or any member of the SYNNEX Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability to the extent payable to a Third-Party with respect to a Third-Party Claim).

Performance

. SYNNEX will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SYNNEX Group. Concentrix will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Concentrix Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

Mutual Drafting

. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Name: Simon Y. Leung Title: Senior Vice President, General Counsel and Corporate Secretary

CONCENTRIX CORPORATION

By:	/s/ Steven L. Richie
Name: Steven L. Richie Title: Executive Vice President, Legal